UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2011

APD ANTIQUITIES, INC.

(Exact name of small business issuer as specified in its charter)

Commission File Number: 000-50738

Nevada	91-1959986
(State or jurisdiction of Incorporation or organization)	(I.R.S Employer I.D No.)

1314 S. Grand Blvd, Ste. 2-250, Spokane, WA 99202

(Address of principal executive offices)

(509) 744-8590
(Issuer’s telephone number)

___________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01.	Entry into a Material Definitive Agreements.

On August 19, 2011, the Company entered into a non-binding Letter of Intent with Bayhorse Silver LLC. (“BHS”) related to securing an option to purchase certain mineral rights or entering into a lease agreement related to a mineral property located in the state of Oregon.  As part of the transaction the Company made agreed to provide up to $20,000 to pay certain costs related to locating and filing additional unpatented mining claims in the immediate area.

There were no fees, commissions or professional fees for services rendered in connection with the promissory note.  The transaction was arranged and undertaken by the officers of the Company.

As a consequence of protracted inclement weather which inhibited the proposed work defined in the Letter of Intent between the Company and Northern Adventures LLC (“NA”) executed on April 6, 2011, the Company and NA agreed to amended its non-binding Letter of intent and extend the term of Letter of Intent and the due date of the existing promissory notes to October 7, 2011.

On August 23, 2011, APD Antiquities, Inc. (the “Company”) entered into a definitive agreement with a private accredited investor and executed a convertible promissory note relating to a loan in the amount of $50,000 for a period of 130 days at 8% interest per annum. The promissory note can be converted to shares of restricted common stock at $.05 per share at any time during the term of the promissory note.

There were no fees, commissions or professional fees for services rendered in connection with the promissory note.  The transaction was arranged and undertaken by the officers of the Company.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1	Form of Convertible Promissory Note entered into by the Company as the Borrower on August 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APD ANTIQUITIES, INC. (Registrant)

Date: August 25, 2011	By:	/s/ Cindy K. Swank
Cindy K. Swank President and CFO